Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                             CSMCRED-2006C2-V3.1 A1A
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance            :$518,741,000                             :
Pass-Thru Rate             :5.8477                                   :
Accrued Days / Delay Days  :29 / 14                     Settlement   :05/30/2006
                                                        Factor Date  :05/25/2006
--------------------------------------------------------------------------------
               Prepayments
--------------------------------------
                         0.0% CPR
                     -----------------
       Price         Idx Sprd   ModDur
------------------   --------   ------
 99.15625   99-05        29.3     6.81
 99.18750   99-06        28.9
 99.21875   99-07        28.4
 99.25000   99-08        27.9
 99.28125   99-09        27.5
 99.31250   99-10        27.0
 99.34375   99-11        26.6
 99.37500   99-12        26.1

 99.40625   99-13        25.6     6.81
 99.43750   99-14        25.2
 99.46875   99-15        24.7
 99.50000   99-16        24.3
 99.53125   99-17        23.8
 99.56250   99-18        23.3
 99.59375   99-19        22.9
 99.62500   99-20        22.4

 99.65625   99-21        22.0     6.82
 99.68750   99-22        21.5
 99.71875   99-23        21.1
 99.75000   99-24        20.6
 99.78125   99-25        20.1
 99.81250   99-26        19.7
 99.84375   99-27        19.2
 99.87500   99-28        18.8

 99.90625   99-29        18.3     6.82
 99.93750   99-30        17.9
 99.96875   99-31        17.4
100.00000   100-00       16.9
100.03125   100-01       16.5
100.06250   100-02       16.0
100.09375   100-03       15.6
100.12500   100-04       15.1
------------------   -----------------
    Avg Life                9.06
------------------   -----------------
First Pay               06/15/2006
Last Pay                02/15/2016
Prin. Window                117

Spread Over : SWAPCURVE SWAP Curve(bp): 9 Yr 51.00; 10 Yr 51.25;

Treasury Curve: 1 Yr 0.0000%; 2 Yr 0.0000%; 3 Yr 0.0000%; 5 Yr 4.9990%;
10 Yr 5.1170%; 30 Yr 0.0000%;

               Prepayments
-----------------------------------------
                               0.0% CPR
                         ----------------
       Price               Yield   ModDur
--------------------       -----   ------
    99.15625   99-05       5.898     6.81
    99.18750   99-06       5.894
    99.21875   99-07       5.889
    99.25000   99-08       5.884
    99.28125   99-09       5.880
    99.31250   99-10       5.875
    99.34375   99-11       5.871
    99.37500   99-12       5.866

    99.40625   99-13       5.861     6.81
    99.43750   99-14       5.857
    99.46875   99-15       5.852
    99.50000   99-16       5.848
    99.53125   99-17       5.843
    99.56250   99-18       5.838
    99.59375   99-19       5.834
    99.62500   99-20       5.829

    99.65625   99-21       5.825     6.82
    99.68750   99-22       5.820
    99.71875   99-23       5.816
    99.75000   99-24       5.811
    99.78125   99-25       5.806
    99.81250   99-26       5.802
    99.84375   99-27       5.797
    99.87500   99-28       5.793

    99.90625   99-29       5.788     6.82
    99.93750   99-30       5.784
    99.96875   99-31       5.779
   100.00000   100-00      5.774
   100.03125   100-01      5.770
   100.06250   100-02      5.765
   100.09375   100-03      5.761
   100.12500   100-04      5.756
------------------   -----------------
    Avg Life                9.06
------------------   -----------------
First Pay               06/15/2006
Last Pay                02/15/2016
Prin. Window                117

The analyses, calculations, and valuations herein are based on certain assumptions and data provided by third parties which may vary from the actual characteristics of the pool. Credit Suisse makes no representation that such analyses or calculations are accurate or that such valuations represent levels where actual trades may occur. Investors should rely on the information contained in or filed in connection with the prospectus / prospectus supplement.